Exhibit 10.4

Chengjian Plaza Lease Contract

December 27, 2005, amended August 13, 2007

Party A: Beijing Chengjian Real Estate Co., Ltd.

Party B: Beijing Ambow Online Software Co., Ltd.

Party A and Party B enter into this lease contract on December 27, 2005 and further renewed this contract on August 13, 2007 in Beijing through friendly discussions.

This contract consists of the following parts:

1. General Provisions of Contract;

2. Agreed Provisions of Contract;

3. Other matters agreed upon by the Parties and mutual agreements.

This Contract shall be construed in the following order:

1. Other matters agreed upon by the Parties and mutual agreements;

2. Agreed Provisions of Contract;

3. General Provisions of Contract.

Part One – General Provisions of Contract

Section 1 Leased Units

For the provisions on the Leased Units, see Section 1 of Agreed Provisions of Contract.

Section 2 Purpose of Lease

For the purpose of the Leased Units, see Section 2 of Agreed Provisions of Contract.

Section 3 Term of Lease and Delivery Date of the Leased Units

For the term of lease and delivery date of the Leased Units, see Section 3 of Agreed Provisions of Contract.

Section 4 Rent-free Period

For the rent-free period, see Section 4 of Agreed Provisions of Contract.

Section 5 Renovation and Fitting-out

1. If Party B needs to carry out any renovation and fitting-out works for the structures or facilities of the Leased Units or the other units of the Plaza (“Renovation and Fitting-out”), it shall submit the plans for the Renovation and Fitting-out to Party A for review in advance. Within 7 business days upon receipt of all plans for the Renovation and Fitting-out from Party B, Party A shall review such plans and notify Party B of the written results. After the plans are reviewed and approved by Party A, Party B shall be responsible for filing such plans with the competent fire department for examination. Party B shall not start the renovation and fitting-out until it receives the examination opinions from the fire department; upon completion of the fitting-out, the works shall be inspected and accepted by the fire department before the Leased Units are put to use (if Party B uses the Lease Unit without reporting to the fire department for examination and approval or the fire department’s inspection and acceptance, Party B shall assume all liabilities arising thereof). Party B is obligated to inform Party A of any actual or potential harm or threat that the Renovation and Fitting-out may cause to the Plaza. Party B shall strictly comply with relevant provisions in the Fitting-out Manual.

2. Party B shall have the right to use its own fitting-out contractor who shall have the qualifications and licenses required by the competent government authorities. Party A shall, to a reasonable extent, assist Party B and its fitting-out contractor in obtaining relevant licensing documents from the government departments. The engineering of air-conditioning system, fire protection system and electrical and mechanical system for public areas shall be conducted by the fitting-out contractor designated by Party A.

3. Party B shall solely bear the expenses of the Renovation and Fitting-out, including the expenses incurred by Party A for renovating the Plaza’s facilities and other Plazas in facilitating Party B’s Renovation and Fitting-out.

4. Party B shall not start the fitting-out until the completion of the formal hand-over procedures with the property management company of the Plaza.

Section 6 Rent, Property Management Fee, Deposit, Other Fees and the Method of Payment

1. Rent and Property Management Fee

1.1 For the rent and property management fee, see Section 5 of Agreed Provisions of Contract.

1.2 Party A or a property management company designated by Party A (“Management Entity”) shall be responsible for the property management of the Plaza.

2. Deposit

2.1 At the time when the initial rent is paid, Party B shall pay Party A certain deposit equivalent to three months’ rent and three months’ property management fee as security for Party B’s performance of various provisions hereunder. See the exact amount in Section 5 of Agreed Provisions of Contract.

2.2 If Party B breaches any provisions of this Contract, Party A may use or retain all or part of the deposit to compensate for the losses incurred by Party A due to Party B’s breach. If the deposit is not sufficient for the compensation, Party B shall make up the shortfall. After Party A detains the deposit as agreed, Party B shall contribute to the deposit within 10 business days upon receipt of the notice so that the amount of such deposit is equal to the amount as agreed in Section 2.1 above.

2.3 Upon expiration of this Contract or termination of this Contract by mutual agreement between the Parties, if Party B has fully paid the expenses hereunder, fully performed the obligations hereunder, returned the Leased Units to Party A, and changed the address registered with the administration for industry and commerce from the Leased Units to another address, Party A shall return to Party B the deposit (without interest) paid by Party B within 30 working days.

3. Notary Fee, Stamp Duty and Registration Fee

The Parties shall pay their respective lease-related taxes and fees arising during the lease term in accordance with relevant government regulations, including without limitation notary fee, stamp duty, registration fee and other related fees.

4. Other Expenses

Party A shall collect charges such as electricity fee from Party B in accordance with the standards published by Party A. If the State adjusts the charges such as electricity fee during the term of contract, Party A shall and shall have the right to adjust the fees accordingly).

5. Method of Payment

5.1 Party B shall promptly pay all the fees specified herein to Party A or a bank account designated by Party A without any deduction. If Party A changes its bank account, it shall notify Party B promptly.

5.2 Party B shall pay all the fees specified herein in RMB.

Section 7 Security Guards in the Leased Units

1. Party A shall not be liable for any theft or robbery in the Leased Units that is not caused by the fault of Party A’s security guards and that results in losses or damages to Party B or Party B’s customers, partners, agents or other personnel in the Leased Units. If any problem arising in the Leased Units is caused by the fault of the security guards, Party B shall notify the Management Entity immediately. Both Parties shall take prompt, necessary actions to minimize or avoid any damages.

2. Party B shall solely bear any expenses for tightening the security in the Leased Units and any expenses incurred by Party A or the Management Entity to facilitate Party B in doing so.

3. Within a reasonable period of time, Party B shall give the Management Entity prior notice of any event that may cause significant increase of number of visits or any other abnormal event so that the Management Entity can maintain normal workplace order.

4. If Party B breaches any of the above provisions or causes any property loss or injury to persons to Party A due to other faults, Party B shall be responsible for indemnifying Party A in full.

Section 8 The Parties’ Rights and Obligations

A. Party A’s Obligations and Rights

1.	Obligations:

1.1	Party A or the Management Entity shall be responsible for ensuring all equipment and systems in public areas are in good working condition and maintaining the public areas clean and tidy to offer Party B the appropriate working environment.

1.2	Party A or the Management Entity shall be responsible for administrative activities such as landscaping for the public space of the Plaza and joint security services and the related expenses.

1.3	Except in the event of any Force Majeure, ordinary wear and tear or any responsibility of relevant government departments, Party A shall ensure that all services in Party B’s Leased Units such as electricity, lighting (excluding lighting lamps), air-conditioning and telecommunications can satisfy ordinary office requirements from the lease commencement date.

1.4	The air-conditioning service is supplied to the Leased Units from 8:00 to 18:00, Monday to Friday (for office levels; except public holidays). If Party B requests Party A to provide air-conditioning service for additional time, it shall submit a written application to the Management Entity in advance between 8:30 and 16:00 from Monday to Friday and pay related fees.

1.5	Party A or the Management Entity shall be responsible for setting up a company sign of the Plaza’s uniform style for Party B at the place designated by Party A or the Management Entity in the lobby of the Plaza (the name used on such sign shall be consistent with Party B’s name hereunder).

1.6	Party A agrees to keep the provisions hereof confidential, and not to disclose such provisions to any third party (other than Party A’s attorneys and/or consultants) without Party B’s consent unless required by laws, court judgments or administrative orders.

1.7	Party A shall perform any other obligations required by the State.

2.	Rights

2.1	Party A shall have access to all passages or public areas of the Plaza, and the right to check, repair and install all equipment, systems and channels.

2.2	Party A or the Management Entity shall have the right to send personnel to enter the Leased Units for any security, inspection, repairing or maintenance purposes upon one day’s written notice to Party B. In case of any emergency or dangerous events, Party A or the Management Entity may enter the Leased Units immediately without Party B’s consent to deal with such events, but shall notify Party B within a reasonable period thereafter. Under any circumstances, Party A shall use its best endeavor not to affect Party B’s use of the Leased Units for Party B’s business purposes.

2.3	Party A shall have the exclusive power to install, arrange, repair, remove and replace all signs, bulletins, posters and advertisement devices located anywhere in the Plaza.

2.4	Party A shall have the right to change the Plaza’s name without Party B’s consent.

2.5	During the three months prior to the expiration of this Contract, Party A or the Management Entity may send personnel to enter and inspect the Leased Units upon prior notice to Party B, but Party A shall use its best endeavor to ensure such inspection will not affect Party B’s normal operations.

2.6	Party A shall have the right to create pledge or any other security interest in or on the Plaza (including the Leased Units) or any part thereof or transfer all or part of the Plaza without Party B’s consent during the term of this Contract, but Party A shall ensure that the transferee shall assume all of Party A’s undertakings and powers hereunder.

2.7	Party A shall not be liable for any losses or damages that are not caused by Party A.

2.8	Party A’ failure to exercise or delay in exercising any of its rights hereunder or corresponding remedies shall not constitute Party A’s waiver of such right; Party A’s single or partial exercise of its rights shall not preclude its exercise of its rights in any other way or its further exercise of its rights or its exercise of other rights and corresponding remedies.

B.	Party B’s Obligations and Rights

1.	Obligations

1.1	From the date of delivery of the Leased Units (if Party B fails to go through the formalities for the delivery on the specified date, it shall be deemed that the Leased Units have been delivered as scheduled), the legal liability that shall be assumed by Party B as required by law, the insurance premium, and the property management fee for the Leased Units and other expenses arising out of Party B’s occupation of the Leased Units shall be borne by Party B. Party B shall pay in full all expenses specified herein on time.

1.2	If Party B needs to carry out renovation or fitting-out, it shall notify the Management Entity and obtain the written approval in advance. Party B shall submit all drawings for the renovation or fitting-out to the Management Entity before the renovation or fitting-out begins. Party B shall carry out the renovation and fitting-out for the Leased Units in accordance with the administrative provisions of Party A or the Management Entity concerning the fitting-out and the drawings and specifications for the renovation and fitting-out approved in writing by the competent fire department in Beijing. Without the written consent of Party A or the Management Entity, Party B shall not install or alter any equipment or spaces in the Plaza, or install or place any materials that may exceed the floor’s weight load.

1.3	Party B shall be liable for any losses incurred by Party A, other lessees, users or third parties because of Party B.

1.4	Party B shall reasonably use the devices provided by Party A in the Leased Units and the public devices/systems/equipment in the Plaza, including without limitation air-conditioning and heating devices, fire service installations/alarming devices, lighting devices, cables, wires and wiring conduits, and avoid artificial damages. If any damage to the Leased Units is caused by Party B, Party B shall promptly notify the Management Entity and be solely responsible for recovering the damage. If Party B fails to recover or fully recover the said damage within 20 business days upon receipt of Party A’s written notice, Party A may make arrangements for the recovery, and Party B shall bear the expenses incurred thereof.

1.5	Party B shall take proper measures to prevent the Leased Units from suffering damage by natural disasters such as rainstorms and sandstorms. If the Leased Units suffer such damage, Party B shall notify the Management Entity promptly.

1.6	Party B shall be responsible for the insurance of its own assets and any other necessary insurance with an insurance company, and shall not engage in or allow others to engage in any activities that may cause all or part of the insurance for the Plaza to become invalid or cause any additional insurance premium. If Party B breaches this provision and causes Party A to have to take out insurance again or pay additional premium, Party B shall immediately compensate Party A for the premium or additional premium and other related expenses payable by Party A.

1.7	Party B agrees that the Management Entity may enter the Leased Units for routine maintenance or emergency repair upon prior notice to Party B and to provide necessary assistance.

1.8	Party B shall not engage in any activities in the Leased Units that may cause disturbance or harm to Party A or the other lessees of the Plaza, or operate or conduct any business or act that may damage the Plaza’s image. Party B shall not commit any illegal acts in the Leased Units.

1.9	Party B shall not store in the Leased Units any materials that may cause danger to the Plaza or other persons, including without limitation weapons, ammunition, gunpowder or other inflammable, explosive, illegal or hazardous materials. Party B shall not store or produce any food in the Leased Units other than the food and raw materials required for Party B’s business; without Party A’s prior consent, Party B shall not bring any animals into the Plaza.

1.10	Party B shall not stack, discard or leave any boxes, furniture, garbage or any other materials in the Plaza’s public areas, such as the Plaza’s entrance hall, elevators, stairways, passages, lobby, stair landings, shop windows and other public areas, and shall not occupy the fire fight space and keep the evacuation exits clear.

1.11	Without the prior written consent of Party A and the Management Entity, Party B shall not set up, install or display any advertisement or sign devices inside and outside the Leased Units and the Plaza.

1.12	Party B shall comply with the property management regulations formulated by Party A and the Management Entity, and execute relevant documents as required by Party A and the Management Entity.

1.13	Party B undertakes to obtain valid business licenses, approvals or permits or other similar documents from relevant government departments or agencies before starting operations in the Leased Units.

1.14	If Party B decides to renew this Contract upon expiration, it shall notify Party A in writing three months prior to expiration.

1.15	Party B shall not allow any other party to use the Leased Units by assigning this Contract, and shall not sub-lease or otherwise share all or part of the Leased Units with any third party.

1.16	Without Party A’s written consent, Party B shall not include Chengjian Plaza’s Chinese or English name or similar terms in Party B’s trade name unless such name or terms are used in Party B’s address.

1.17	Party B agrees to keep the provisions hereof confidential, and not to disclose such provisions to any third party (other than Party B’s attorneys and/or consultants) without Party A’s consent unless required by laws, court judgments or administrative orders.

1.18	Party B shall be responsible for keeping the Leased Units clean at its own expenses.

1.19	Party B shall thoroughly understand laws and regulations applicable to its business operations and strictly comply with the provisions of such laws and regulations. Party A shall not be liable for the lawfulness of Party B’s operating mode, products, operating strategies, advertising and promotional activities and other activities relating to Party B’s business operations.

1.20	In the event that Party B intends to provide the Leased Units for use by a new entity in the future, once the new entity obtains the business license, Party B shall assign its rights and obligations hereunder to the new entity within three working days upon issuance of the new entity’s business license. The new entity shall separately enter into a lease contract with Party A on the same terms as the terms hereof or a three-party agreement.

1.21	Party B’s new entity using the Leased Units shall obtain the business license or the certificate of incorporation within 40 working days upon execution of this Contract, and provide Party A with such document as an appendix attached hereto. If Party B’s new entity fails to obtain the business license or the certificate of incorporation within the specified period, Party A shall have the right to terminate this Contract. This Contract shall be terminated effective from the date when Party A issues the termination notice. Party B shall be liable for breach of contract and any losses incurred by Party A as a result thereof.

1.22	Party B shall perform any other obligations required by the State.

1.23	Party B shall ensure that the firefighting devices in the Leased Units is in good working condition, the evacuation exits are kept clear and the rapid intervention equipment is installed as required.

2.	Rights:

2.1	Party B may lawfully use the Leased Units during the term of this Contract.

2.2	If Party B is not satisfied with the services provided by the Management Entity, it shall have the right to raise a complaint to Party A. Party A or the Management Entity shall make reasonable improvements as soon as possible without prejudice to the interests of the Plaza or other lessees.

2.3	Party B shall have the right to use the public facilities provided by the Plaza.

2.4	Party B’ failure to exercise or delay in exercising any of its rights hereunder or corresponding remedies shall not constitute Party B’s waiver of such right; Party B’s single or partial exercise of its rights shall not preclude its exercise of its rights in any other way or its further exercise of its rights or its exercise of other rights and corresponding remedies.

Section 9 Return of the Leased Units

1.	Upon expiration of this Contract, Party B shall reinstate the Leased Units and return them to Party A. With Party A’s written consent, all or part of the aforementioned fitting-out may be transferred to Party A without charge. In this case, Party B may be exempt from the reinstatement obligation. However, if Party B causes damage to the Leased Units during its use of the Leased Units, it shall be responsible for the reinstatement. If Party B cannot reinstate the Leased Units, it shall compensate for such damage.

2.	Upon expiration or termination of this Contract, Party B shall empty and leave the Leased Units prior to expiration of this Contract or within 10 business days upon the termination date. In the meantime, Party B shall pay the rent, property management fee and other expenses arising out of Party B’s occupation and use of the Leased Units or other public space, and shall reinstate the Leased Units at its own expenses and return the Leased Units to Party A after it passes Party A’s acceptance check, and shall also return all keys to the Leased Units.

3.	If Party B fails to return the Leased Units as required, Party A shall have the right to empty and reinstate the Leased Units of Party B, and all expenses incurred by Party A shall be borne by Party B, including without limitation, the expenses for empting and reinstating the Leased Units and for storing Party B’s materials in the Leased Units in another place (the period for such storage shall be no longer than 30 days, and Party A shall not be liable for any harm or damage to the materials stored during the said period. If the storage period is longer than 30 days, it shall be deemed Party B automatically waives the ownership to such materials. Party A shall have the right to dispose of any of such materials and Party B shall waive any claim for compensation or indemnification. The proceeds from Party A’s disposal of such materials shall belong to Party A, and the expenses incurred by Party A in disposing of such materials shall be borne by Party B.) Prior to Party A’s exercise of such right, and while Party B continues to occupy the Leased Units, Party B shall continue to pay Party A the rent for occupation of the Leased Units and other related expenses for such period in accordance with this Contract.

4.	After Party B vacates the Leased Units, it shall notify Party A so that Party A can conduct the acceptance check of the Leased Units. The Parties shall enter into the Receipt for Returned Units in accordance with the results of the acceptance check. Unless such receipt expressly indicates that Party A agrees to accept the Leased Units, such receipt shall only show the current status of the Leased Units when Party B returns them, and shall not be deemed that Party A has agreed to the termination of the lease and accepted the Leased Units. While Party B is solving any issues remaining at the Returned Units, it shall be also deemed that Party B has not returned the Leased Units in accordance with this Contract.

Section 10 Liability for Breach and Damages

1.	If Party B fails to pay the various fees specified herein, Party A may request Party B by written notice to pay such fees in full within 7 days. If Party B fails to pay such fees in full within 10 days after Party A delivers such notice, Party A may terminate upon written notice Party B’s use of the Leased Units and the facilities in the public areas occupied by Party B such as electronic power, telecommunications and air-conditioning facilities and other services. Party B shall be liable for all losses arising thereof and assume liability for breach such as the liquidated damages. Party A shall also have the right to terminate the Contract unilaterally, and it shall be deemed that Party B breaches this Contract and Party B shall be liable for such breach.

2.	If Party B is in arrears with any amount payable to Party A hereunder, Party A shall have the right to charge Party B liquidated damages at a rate of 0.5% of the amount payable per day for the actual days past due. Such liquidated damages shall be calculated starting from the date when such amount is due until Party B pays off the principal and interest of all amount payable and other related expenses. Such liquidated damages will not affect Party A’s any other rights hereunder and related remedies.

3.	If Party B alters the purpose of the Leased Units hereunder without Party A’s consent, Party A shall have the right to request Party B to rectify the situation within a specified period. If Party B fails to do so as required by Party A, Party A shall have the right to terminate this Contract and shall not be required to return the deposit paid by Party B. Party B shall be liable for all losses arising thereof.

4.	If Party B subleases the Leased Unit hereunder, Party A shall have the right to terminate this Contract and shall not be required to return the deposit paid by Party B. Party A shall also have the right to request Party B to eliminate any third party’s impact on Party A’s rights within a specified period. If Party B fails to eliminate such impact within the specified period, Party A may take measures to eliminate such impact and Party B shall be liable for all losses arising thereof.

5.	If Party B early terminates this Contract, Party A shall not be required to return the deposit paid by Party B. Party B shall compensate Party A in full for the rent during the rent-free period, and pay off all debts prior to the termination of this Contract, including without limitation the rent and property management fee. Party B shall also pay Party A 20% of the total rent payable for the remaining period of the lease term as compensation. Upon receipt of Party B’s written application for early termination of this Contract, Party A shall have the right to enter into another lease contract in connection with the Leased Units to reduce the losses arising out of Party B’s breach.

6.	If Party B engages in illegal business operations that materially violate the laws and regulations of the People’s Republic of China, Party A shall have the right to terminate this Contract, and Party B shall be liable for all losses arising thereof.

Section 11 Force Majeure

If either Party cannot perform or delays in performing all or part of its obligations, it shall promptly notify the other Party and provide valid certificates issued by relevant departments within a reasonable period.

Section 12 Notices

1.	All notices or requirements issued by Party A to Party B in connection with this Contract shall be made in writing and delivered to the address specified in Appendix 3 attached hereto by registered mail or personal delivery. The seventh day after the registered mail is posted or the date of delivery (whichever is earlier) shall be the effective date of such documents, unless otherwise provided in such documents.

2.	The notices issued by Party A to Party B may be sent to the Leased Units or the address specified in Appendix 3 attached hereto. If Party A’s notices cannot be delivered because the address specified in Appendix 3 attached hereto is changed, Party A’s delivery of such notices to the Leased Unit shall be deemed effective delivery.

Section 13 Dispute Resolution and Governing Law

1.	This Contract shall be governed by the laws of the People’s Republic of China.

2.	All disputes arising out of this Contract shall be resolved by the Parties through discussions. If no agreement can be reached through discussions, either Party shall have the right to submit such disputes to Beijing Arbitration Commission for arbitration.

3.	During the arbitration, all provisions other than those in dispute shall continue to apply.

Section 14 Miscellaneous

1.	This Contract shall come into effect on the date when it is signed and sealed by the Parties.

2.	This Contract is made in two originals and two counterparts. The Parties shall hold one original and one counterpart each.

Part Two – Agreed Provisions of Contract

Section 1 Leased Units

Party A agrees to lease the units located at 18/F Chengjian Plaza, 18 BeiTaiPingZhuang Road, Haidian District, Beijing to Party B on the terms agreed upon in this Contract: Unit A1801-02, Unit A1803, Unit A1805 and Unit A1806-07-08 (“Leased Units”), and Party B agrees to comply with the terms agreed upon in this Contract.

The floor area of the Leased Units is 1027.75 square meters. For details about the specific location and layout, see the floor plan in Appendix 1 attached hereto (the plan is used to show the location only; the shadow indicates the location of the Leased Units).

Section 2 Purpose of Lease

The Leased Units may only be used as Party B’s office.

Section 3 Term of Lease and Delivery Date of the Leased Units

The initial term of the lease shall 36 months, from January 9, 2006 to January 8, 2009. Both Parties agree to renew the lease from January 9, 2009 to July 31, 2010.

Section 4 Rent-free Period

None.

Section 5 Rent, Property Management Fee and Deposit

1.	Rent and Property Management Fee:

1.1	The current rent for the Leased Units (Unit A1806-07-08) per calendar month per square meter (floor area) is RMB 115.82, and the property management fee for the Leased Units per calendar month per square meter (floor area) is RMB 25.00. The total monthly rent for the Leased Units is RMB567,63.38, and the total monthly property management fee for the Leased Units is RMB 12,252.50, bringing the aggregate amount payable to RMB69,015.88.

1.2	Party B shall pay the rent and property management fee for each month between the first and the seventh day of that month or earlier. Any public holidays of the People’s Republic of China shall be excluded.

2.	Deposit:

Upon the execution of Chengjiang Plaza Lease Contract between Party A and Party B on December 27, 2005, Party B has paid Party A RMB19,8931.59 as security deposit, which will be automatically carried over as the deposit for the renewal of such lease.

Part Three – Other Matters Agreed upon by the Parties

(None)

Party A: Beijing Chengjian Real Estate Co., Ltd.	Party B: Beijing Ambow Online Software Co., Ltd.

Legal Representative/Authorized Representative	Legal Representative/Authorized Representative
/s/ Yaqing Mao	/s/ Jin Huang
Date: December 27, 2005	Date: December 27, 2005